Exhibit 99.1
GLG PARTNERS REPORTS Q2 2008 EARNINGS
•	Net AUM of $23.7 billion as of June 30, 2008, up 27% from June 30, 2007

•	Net revenues of $188.8 million for Q2 2008 vs. $418.0 million for Q2 2007

•	Non GAAP adjusted net income for Q2 2008 of $44.2 million vs. $124.6 million for Q2 2007 ($0.14 vs. $0.37 per non GAAP weighted average fully diluted share) on a GAAP net (loss)/income attributable to common stockholders of ($93.6) million for Q2 2008 vs. $124.4 million for Q2 2007

•	New $3 billion mandate won with Banca Fideuram expected to begin funding in September or October 2008

•	Investment team strengthened with significant senior hires during July

•	Regular quarterly dividend of $0.025 per share was paid on July 21, 2008
New York, August 6, 2008 — GLG Partners, Inc. (NYSE: GLG), a leading alternative asset manager, today reported a GAAP net loss attributable to common stockholders of $93.6 million for the quarter ended June 30, 2008 and $319.9 million for the first half of fiscal 2008. GAAP diluted EPS was ($0.44) for the quarter ended June 30, 2008 and ($1.51) for the first half of fiscal 2008. As previously disclosed, under GAAP accounting GLG expects to recognize significant and largely non-cash compensation related expenses associated with GLG’s reverse acquisition transaction with Freedom Acquisition Holdings in November 2007. Accordingly, the second quarter 2008 GAAP net loss resulted primarily from the recognition of $140.3 million of these compensation related expenses. There will be similar but diminishing GAAP compensation expenses quarterly, ending in the fourth quarter of 2013. For further discussion of these largely, non cash Acquisition-related charges see below under “Non GAAP Financial Measures”.
Non GAAP adjusted net income was $44.2 million, down 64.5% year-over-year, for the quarter ended June 30, 2008 and $78.0 million, down 43.7% year-over-year, for the first half of fiscal 2008. The ratio of non GAAP adjusted net income to non GAAP weighted average fully diluted share was $0.14 for the quarter ended June 30, 2008, down 62.2% year-over-year, and $0.24 for the first half of fiscal 2008, down 42.9% year-over-year. Non GAAP adjusted net income and non GAAP weighted average fully diluted shares are financial measures not prepared under GAAP. A reconciliation of GAAP net income to Non GAAP adjusted net income and average fully diluted shares under GAAP to non

GAAP weighted average fully diluted shares is presented below under “Non GAAP Financial Measures”.
“We continue to build the GLG franchise,” said Noam Gottesman, Chairman and Co-CEO of GLG. “We recently added several senior investment professionals, laying the foundation for a new global macro platform and underscoring our ongoing commitment to emerging markets. We also continue to win investment mandates, including approximately $3 billion from Banca Fideuram, in addition to seeing continued progress in the U.S. Our performance fees were down from record levels in 2007. Despite this, our first half results reflect strong year over year growth in AUM and recurring fees, as well as continuing expense control. While near term we expect markets to stay volatile, we remain optimistic about our long term prospects and are confident about our diversified operating model and approach to the markets.”
GLG’s net assets under management (AUM) as of June 30, 2008 reached $23.7 billion (net of assets invested from other GLG managed funds), up 27.4% from June 30, 2007 and down 4.0% from net AUM as of March 31, 2008. As a percentage of beginning period net AUM, net outflows were 2.6% during the second quarter of 2008 and net inflows were 0.6% during the first half of 2008 (see Table 1 for a net AUM roll forward). GLG’s gross AUM (including assets invested from other GLG managed funds) was $27.9 billion at June 30, 2008, down 4.3% from March 31, 2008 and up 29.6% from June 30, 2007. In May we announced that GLG had been awarded an approximately $3.0 billion new investment mandate from the Asset Management Division of Banca Fideuram (Intesa Sanpaolo Group). This mandate is expected to begin funding in September or October of 2008.
Table 1: Assets Under Management
(US$ in millions)

	As of June 30,
	2008	2007

Gross Fund-Based AUM	$25,337	$19,485
Managed Accounts AUM	2,110	1,843
Cash and Other Securities	448	194
Gross AUM	27,895	21,522
YoY % Change	29.6%	37.7%
Net AUM	23,668	18,585
YoY % Change	27.4%	38.0%

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Opening Net AUM	$24,646	$16,085	$24,612	$15,154
Inflows (net of redemptions)	(629)	1,509	138	1,518
Performance (gains net of losses and fees)	(269)	848	(1,818)	1,693

Currency translation impact (non-USD AUM expressed in USD)	(80)	143	736	220

Closing Net AUM	$23,668	$18,585	$23,668	$18,585

% of Opening Net AUM
Net Fund-based inflows (net of redemptions)	(2.6%)	9.4%	0.6%	10.0%
Net Fund-based performance (gains net of losses and fees)	(1.1%)	5.3%	(7.4%)	11.2%
Note: Performance as a percentage of opening net AUM is based on both opening AUM and inflows and outflows during the period and can be influenced by heavy inflows or outflows.

Financial and Operational Summary
For the quarter ended June 30, 2008, net revenues and other income was down 54.8% to $188.8 million from $418.0 million for the same quarter in 2007, primarily due to decreased performance fees offset marginally by increased management and administration fees as a result of higher levels of net AUM. First half 2008 net revenues and other income decreased by 34.8% over the first half of 2007 to $320.2 million.
Performance fees declined 77.0% year-over-year for the quarter ended June 30, 2008 to $78.2 million on a 39.4% increase in average net AUM from the same quarter last year. It is our practice to recognize performance fees when they crystallize, generally on June 30 and December 31 of each year. Accordingly, the second quarter’s performance fees largely reflect crystallized performance for the first half of the year. First half 2008 performance fees declined 75.8% over the first half of 2007 to $82.9 million.
Management and administration fees totalled $111.0 million, or 1.8% of average net AUM, for the quarter ended June 30, 2008, increases of 44.2% and 6 basis points (bps), respectively, compared to the quarter ended June 30, 2007. For the first half of 2008, management and administration fees totalled $232.1 million, or 1.9% of average net AUM, increases of 57.8% and 14 basis points, respectively, compared to the first half of 2007. Other loss of $0.4 million reflects primarily currency translation related losses on cash held on our balance sheet during the quarter ended June 30, 2008.
The total level of non GAAP compensation, benefits and profit share (“CBP”) when expressed as a percentage of revenues fell by 652 bps to 51.0% in the quarter ended June 30, 2008 from the same period last year. In dollar terms, CBP fell in the quarter ended June 30, 2008 by 59.9% to $96.4 million from the year ago period. CBP is a financial measure not prepared under GAAP, and includes compensation, benefits and profit share but excludes Acquisition-related compensation expense described below under “Non GAAP Financial Measures”. GAAP compensation, benefits and profit share for the quarter ended June 30, 2008 dropped to $236.7 million compared to $240.6 million in the same quarter last year, largely on the impact of recognizing Acquisition-related compensation expenses during the period for which there was no corresponding charge in the prior period, offset by lower discretionary bonus accruals and limited partner profit share due to performance declines.
Please note that compensation, benefits and profit share is mostly discretionary and is finalized based primarily on full year performance as at December 31. During the second quarter, the portion of compensation expense and limited partner profit share is primarily an estimate of discretionary bonus and profit share that would be paid if determined with reference to crystallized first half performance.
General, administrative, and other expenses for the quarter ended June 30, 2008 increased 8.0% year-over-year to $30.2 million. Net interest expense was $4.1 million during the quarter ended June 30, 2008 reflecting the cost of borrowings under our term loan and revolving credit facilities.

“We are actively managing our expenses while continuing to invest in our risk and controls infrastructure,” said Emmanuel Roman, Co-CEO and Managing Director of GLG. “We are maintaining a flexible posture as market and economic conditions are presenting challenges as well as significant opportunities.”
Additionally in July, GLG added several senior professionals to its investment team, notably Driss Ben-Brahim, a former Goldman Sachs partner, who will be responsible for developing a macro platform as well as a special situation platform; Karim Abdel-Motaal and Bart Turtelboom, who will be joining the firm from Morgan Stanley as Co-Heads of GLG’s Emerging Markets Fund, the Emerging Currency and Fixed Income Fund and the Emerging Equity Fund, and most recently, Jamil Baz who will be joining the firm from PIMCO as GLG’s Chief Investment Strategist.
Capital and Dividends
As of June 30, 2008, there were 245.7 million common shares, 58.9 million FA Sub 2 Limited Exchangeable Shares, and 54.5 million warrants outstanding. No warrants were repurchased or exercised during the second quarter of 2008. During the first half of 2008, GLG repurchased 7.0 million warrants for $37.4 million and 0.3 million shares for $4.0 million and 2.1 million warrants were exercised at $7.50 per share for aggregate proceeds of $16.1 million. Since November 2, 2007 (through August 4, 2008), GLG has repurchased 14.3 million warrants for $82.9 million and 0.3 million shares for $4.0 million and 5.5 million warrants have been exercised at $7.50 per share generating aggregate proceeds of $41.4 million.
On August 4, 2008, GLG’s Board of Directors approved a six month extension of the Company’s repurchase of warrants or shares program for the repurchase of up to a total of $200.0 million worth of common stock and warrants, under which $117 million remains available for such repurchases.
GLG paid a regular quarterly dividend of $0.025 per share on July 21, 2008 to holders of record as of July 10, 2008.
Investor/Analyst Conference Call and Webcast
GLG will hold a conference call for investors and analysts on Wednesday, August 6, 2008 at 8:30 a.m. EDT / 1:30 p.m. BST hosted by Chairman of the Board and Co-Chief Executive Officer, Noam Gottesman, and Chief Financial Officer, Jeffrey Rojek. To participate by telephone, the domestic dial-in number is +1 888 713 4211 and the international dial-in number is +1 617 213 4864. The access code is 59098419. For the replay, which will be available until September 5, 2008, the domestic dial-in number is +1 888 286 8010 and the international dial-in number is +1 617 801 6888. The replay access code is 22981228. The teleconference will also be available via live webcast on GLG’s website at www.glgpartners.com.

Participants may pre-register for the call at:
https://www.theconferencingservice.com/prereg/key.process?key=P44DGJNTR
(Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.)
Pre-registrants will be issued a pin number to use when dialing into the live call that will provide quick access to the conference by bypassing the operator upon connection.
The webcast will be available for replay on the “Calendar of Events” page of GLG’s website until September 5, 2008.
About GLG
GLG, one of the largest alternative asset managers in the world, offers its base of long-standing prestigious clients a diverse range of investment products and account management services. GLG’s focus is on preserving client’s capital and achieving consistent, superior absolute returns with low volatility and low correlations to both the equity and fixed income markets. Since its inception in 1995, GLG has built on the roots of its founders in the private wealth management industry to develop into one of the world’s largest and most recognized alternative investment managers, while maintaining its tradition of client-focused product development and customer service. As of June 30, 2008, GLG managed net AUM of over $23.0 billion.
Forward-looking Statements
This press release contains statements relating to future results that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: market conditions for GLG managed investment funds; performance of GLG managed investment funds, the related performance fees and the associated impacts on revenues, net income, cash flows and fund inflows/outflows; the cost of retaining GLG’s key investment and other personnel or the loss of such key personnel; risks associated with the expansion of GLG’s business in size and geographically; operational risk; litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on GLG’s resources; risks related to the use of leverage, the use of derivatives, interest rates and currency fluctuations; as well as other risks and uncertainties, including those set forth in GLG’s filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and GLG undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:
Investors/analysts:

GLG:	Jeffrey Rojek
Chief Financial Officer
+1 212 224 7245
jeffrey.rojek@glgpartners.com

Michael Hodes
Acting Director of Investor Relations
+1 212 224 7223
michael.hodes@glgpartners.com
Media:

Finsbury:	Rupert Younger / Talia Druker
+44 (0)20 7251 3801
rupert.younger@finsbury.com
Talia.druker@finsbury.com
Andy Merrill / Stephanie Linehan
+ 1 212 303 7600
andy.merrill@finsbury.com
Stephanie.linehan@finsbury.com

Non GAAP Financial Measures
GLG presents certain financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (GAAP), in addition to financial results prepared in accordance with GAAP.
Compensation, benefits and profit share (“CBP”): GLG’s management assesses its personnel related expenses based on the measure non GAAP compensation, benefits and profit share, or non GAAP CBP. Non GAAP CBP reflects GAAP compensation, benefits and profit share adjusted to exclude Acquisition-related compensation expense in connection with the acquisition by Freedom Acquisition Holdings Inc. (“Freedom”) of GLG Partners LP and associated entities.
The majority of the Acquisition-related compensation is the result of the accounting for an agreement among certain of the Company’s principals concurrent with the acquisition. Although there were no additional equity shares issued to the principals as a result of the agreement, due to the service conditions contained in the agreement, GAAP requires a charge to compensation as the service conditions are met for the fair value of those shares as of the date of the agreement. Management believes that this non-cash charge to compensation expense does not reflect our ongoing core business operations and compensation expense and excludes such amounts for assessing our ongoing core business performance.
Additionally, GLG subtracts any compensation expense related to dividends paid on unvested shares. Compensation expense is only booked in accordance with SFAS 123(R) on dividends on unvested shares that are ultimately not expected to vest.
Non GAAP CBP is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP compensation, benefits and profit share.
Non GAAP Adjusted Net Income: GLG’s management assesses the underlying performance of its business based on the measure “adjusted net income,” which adjusts GAAP net (loss)/income before minority interest for (1) the Acquisition-related compensation expense, (2) to the extent that GLG records a tax benefit related to Acquisition-related compensation that is tax deductible for GAAP purposes, the impact of that tax benefit in calculating non GAAP adjusted net income, and (3) the cumulative dividends payable to the holders of exchangeable shares of our FA Sub 2 Limited subsidiary in respect of our estimate of the net taxable income of FA Sub 2 Limited allocable to such holders multiplied by an assumed tax rate. Adjusted net income is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP net (loss)/income as an indicator of GLG’s operating performance or any other measures of performance derived in accordance with GAAP.
Non GAAP Weighted Average Fully Diluted Shares: GLG’s management assesses business performance per share based on the measure “non GAAP weighted average fully diluted shares outstanding,” which adjusts average fully diluted shares outstanding under GAAP for (1) the unvested shares issued pursuant to our equity participation plan, which are recorded under GAAP as treasury shares, but upon which we will pay dividends; (2) unvested shares awarded under our 2007 Restricted Stock Plan and our 2007 Long-Term Incentive Plan upon which we will pay dividends; (3) the impact on the weighted average fully diluted shares outstanding of including all of the 69 million outstanding shares of Freedom common stock immediately prior to the closing of the acquisition by Freedom from January 1, 2006 rather than from November 2, 2007; and (4) the impact of including all of the 74 million Freedom warrants as outstanding from January 1, 2006 rather than from November 2, 2007 in determining the weighted average number of warrants outstanding in each period, and applying the treasury stock method to determine the number of fully diluted shares outstanding under such warrants applying the stock price on November 2, 2007 for all dates prior to November 2, 2007. Non GAAP weighted average fully diluted shares is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP fully diluted shares outstanding or used in calculating GAAP earnings per share.
GLG is providing these non GAAP financial measures to enable investors, securities analysts and other interested parties to perform additional financial analysis of GLG’s personnel related costs and its earnings from operations and because GLG believes that they will be helpful to investors in understanding all components of personnel-related costs of GLG’s business. GLG’s management believes that non GAAP financial measures also enhance comparisons of GLG’s core results of operations with historical periods. In particular, GLG believes that the non GAAP adjusted net income measure better represents profits available for distribution to stockholders than does GAAP net (loss)/income. Non GAAP weighted average fully diluted shares is a non GAAP financial measure that GLG uses internally to measure the number of shares on which it expects to pay dividends plus the warrants outstanding under the treasury stock method.
Investors should consider these non GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of performance prepared in accordance with GAAP. The non GAAP financial measures presented by GLG may be different from financial measures used by other companies.

SOURCE:	GLG Partners Inc.

GLG Partners, Inc.
Consolidated Balance Sheets
(US$ in thousands; US GAAP)

	As of June 30,	As of Dec 31,
	2008	2007
Assets
Current Assets
Cash and cash equivalents	$285,449	$429,422
Restricted cash	24,231	24,066
Fees receivable	129,058	389,777
Prepaid expenses and other assets	37,666	35,685

Total Current Assets	476,404	878,950
Non-Current Assets
Investments (at fair value)	92,117	96,108
Goodwill	587	—
Property, plant and equipment, net	11,873	9,079

Total Non-Current Assets	104,577	105,187

Total Assets	$580,981	$984,137

Liabilities and Stockholders’ Equity

Current Liabilities
Rebates and sub-administration fees payable	$28,275	$25,543
Accrued compensation, benefits and profit share	168,633	467,887
Income taxes payable	24,501	37,464
Distribution payable	113,088	78,093
Accounts payable and other accruals	35,086	33,288
Other liabilities	26,870	16,092

Total Current Liabilities	396,453	658,367

Minority Interests	—	1,911
Loans Payable	535,000	570,000

Total Non-Current Liabilities	535,000	571,911

Total Liabilities	931,453	1,230,278

Stockholders’ equity

Common stock, $.0001 par value; 1,000,000,000 authorized, 245,680,752 issued and outstanding (2007: 244,730,988 issued and outstanding)	$25	$24
Additional Paid in Capital	925,890	575,589
Treasury Stock, 25,382,500 shares of common stock [1]	(347,740)	(347,740)
Series A voting preferred stock; 150,000,000 authorized,	6	6
58,904,993 issued and outstanding (2007: 58,904,993 issued and outstanding)
Accumulated deficit	(927,258)	(477,497)
Accumulated other comprehensive income	(1,395)	3,477

Total stockholders’ equity	(350,472)	(246,141)

Total liabilities and stockholders’ equity	$580,981	$984,137

[1]	Represents stock held by GLG subsidiaries to be delivered in respect of future service obligations of equity participation plan participants and included in common stock issued and outstanding.

GLG Partners, Inc.
Combined and Consolidated Statement of Operations
(US$ in thousands except per share data; US GAAP)

	Three months Ended
	June 30,
	2008	2007	% Change

Net revenues and other income

Management fees, net	$90,600	$62,991	43.8%
Performance fees, net	78,194	340,512	(77.0%)
Administration fees, net	20,449	14,036	45.7%
Other (loss) / income	(433)	471	(191.9%)

Total net revenues and other income	188,810	418,010	(54.8%)

Expenses

Employee compensation and benefits	(180,577)	(56,518)	219.5%
Limited partner profit share	(56,126)	(184,047)	(69.5%)

Compensation, benefits and profit share	(236,703)	(240,565)	(1.6%)
General, administrative and other	(30,230)	(27,979)	8.0%

Total expenses	(266,933)	(268,544)	(0.6%)

(Loss)/income from operations	(78,123)	149,466	(152.3%)
Interest income, net	(4,082)	171	(2487.1%)

(Loss)/income before income taxes	(82,205)	149,637	(154.9%)
Income taxes	(3,296)	(25,031)	(86.8%)

GAAP net (loss)/income	$(85,501)	$124,606	(168.6%)
Minority interests
Exchangeable shares dividends	(2,945)	—
Cumulative dividends	(5,169)	—
Share of income	—	(195)

GAAP net (loss)/income attributable to common stockholders	$(93,615)	$124,411	(175.2%)

Weighted average shares outstanding, basic	211,454	135,712
Net (loss)/income per common share, basic	$(0.44)	$0.92	(147.8%)

Weighted average shares outstanding, diluted	211,454	194,617
Net (loss)/income per share, diluted	$(0.44)	$0.64	(168.8%)

GLG Partners, Inc.
Combined and Consolidated Statement of Operations
(US$ in thousands except per share data; US GAAP)

	Six Months ended
	June 30,
	2008	2007	% Change

Net revenues and other income

Management fees, net	$189,356	$120,334	57.4%
Performance fees, net	82,929	343,032	(75.8%)
Administration fees, net	42,697	26,680	60.0%
Other (loss) / income	5,208	970	436.9%

Total net revenues and other income	320,190	491,016	(34.8%)

Expenses

Employee compensation and benefits	(468,512)	(81,566)	474.4%
Limited partner profit share	(81,230)	(190,500)	(57.4%)

Compensation, benefits and profit share	(549,742)	(272,066)	102.1%
General, administrative and other	(60,533)	(53,743)	12.6%

	(610,275)	(325,809)	87.3%

(Loss)/income from operations	(290,085)	165,207	(275.6%)
Interest income, net	(8,125)	1,647	(593.3%)

(Loss)/income before income taxes	(298,210)	166,854	(278.7%)
Income taxes	(9,496)	(28,286)	(66.4%)

GAAP net (loss)/income	$(307,706)	$138,568	(322.1%)

Minority interests Exchangeable shares dividends	(2,945)	—
Cumulative dividends	(9,298)	—
Share of income	—	(406)

GAAP net (loss)/income attributable to common stockholders	$(319,949)	$138,162	(331.6%)

Weighted average shares outstanding, basic	211,327	135,712
Net (loss)/income per common share, basic	$(1.51)	$1.02	(248.0%)

Weighted average shares outstanding, diluted	211,327	194,617
Net (loss)/income per share, diluted	$(1.51)	$0.71	(312.7%)

GLG Partners, Inc.
Combined and Consolidated Statements of Cash Flows
(US$ in thousands; US GAAP)

	Six Months Ended June 30,
	2008	2007

Net cash provided by operating activities	$44,583	$5,100

Net cash used in investing activities	(6,674)	(3,714)

Net cash used in financing activities	(181,748)	(145,071)

Net decrease in cash and cash equivalents	(143,839)	(143,685)
Effect of foreign currency translation	(134)	805
Cash and cash equivalents at beginning of period	429,422	273,148

Cash and cash equivalents at end of period	$285,449	$130,268

GLG Partners, Inc.
Non GAAP Adjusted Net Income for Three and Six Months Ended June 30, 2008 and June 30, 2007
(US$ in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2008	2007	% Change	2008	2007	% Change

Derivation of non GAAP adjusted net income

GAAP net (loss)/income	$(85,501)	$124,606	(168.6%)	$(307,706)	$138,568	(322.1%)
Add: Acquisition-related compensation expense	140,348	—		400,503	—
Less: tax effect of Acquisition-related compensation expense	(5,457)	—		(5,457)	—
Less: cumulative dividends	(5,169)	—		(9,298)	—

Non GAAP adjusted net income	$44,221	$124,606	(64.5%)	$78,042	$138,568	(43.7%)

Non GAAP adjusted net income divided by non GAAP weighted average fully diluted share	$0.14	$0.37	(62.2%)	$0.24	$0.42	(42.9%)

Non GAAP weighted average fully diluted shares	314,613	333,893		322,239	333,893
GLG Partners, Inc.
Non GAAP Expenses for Three and Six Months Ended June 30, 2008 and June 30, 2007
(US$ in thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2008	2007	% Change	2008	2007	% Change

Non GAAP expenses

Compensation, benefits and profit share	$(236,703)	$(240,565)	(1.6%)	$(549,742)	$(272,066)	102.1%
Add: Acquisition-related compensation expense	140,348	—		400,503	—

Non GAAP compensation, benefits and profit share (CBP)	$(96,355)	$(240,565)	(59.9%)	$(149,239)	$(272,066)	(45.1%)

GAAP general, administrative and other	(30,230)	(27,979)	8.0%	(60,533)	(53,743)	12.6%

Non GAAP total expenses	$(126,585)	$(268,544)	(52.9%)	$(209,772)	$(325,809)	(35.6%)

GLG Partners, Inc.
Financial Supplement

						TTM
(US$ in millions except per share data)	Q2 2008	Q1 2008	1H 2008	1H 2007	Q2 2007	to 6/30/08

Opening Net AUM	$24,646	$24,612	$24,612	$15,154	$16,085	$18,585
Inflows (net of redemptions)	(629)	767	138	1,518	1,509	4,698
Performance (gains net of losses and fees)	(269)	(1,549)	(1,818)	1,693	848	(1,128)
Currency translation impact (non-US$ AUM expressed in US$)	(80)	816	736	220	143	1,513
Closing Net AUM	23,668	24,646	23,668	18,585	18,585	23,668

Average net AUM	24,157	24,629	24,309	16,608	17,335	23,348

Management fees	$90.6	$98.8	$189.4	$120.3	$63.0	$356.2

Performance fees	78.2	4.7	82.9	343.0	340.5	418.6

Administration fees	20.4	22.3	42.7	26.7	14.0	80.2

Other	(0.4)	5.6	5.2	1.0	0.5	14.3

Total net revenues and other income	$188.8	$131.4	$320.2	$491.0	$418.0	$869.3

Compensation, benefits and profit share	(236.7)	(313.0)	(549.7)	(272.1)	(240.6)	(1,488.9)

General, administrative and other	(30.2)	(30.3)	(60.5)	(53.7)	(28.0)	(115.7)

Net interest income	(4.1)	(4.1)	(8.2)	1.6	0.2	(7.4)

Income tax expense	(3.3)	(6.2)	(9.5)	(28.3)	(25.0)	(45.2)

GAAP net income before minority interests	$(85.5)	$(222.2)	$(307.7)	$138.6	$124.6	$(787.9)

Add: Acquisition-related compensation expense	140.3	260.2	400.5	0.0	0.0	1,039.6
Less: Tax effect of Acquisition-related compensation expense	(5.5)	0.0	(5.5)	0.0	0.0	(5.5)
Deduct: Cumulative dividends	(5.2)	(4.1)	(9.3)	0.0	0.0	(12.0)

Non GAAP adjusted net income(1)	$44.2	$33.8	$78.0	$138.6	$124.6	$234.2

Non GAAP weighted average fully diluted shares	314.6	328.5	322.2	333.9	333.9	327.2

Non GAAP adjusted net income divided by non GAAP weighted average fully diluted shares	0.14	0.10	0.24	0.42	0.37	0.72

Management fees and Administration fees / Avg. net AUM(2)	1.8%	2.0%	1.9%	1.8%	1.8%	1.9%
Total net revenues and other income / Avg. net AUM(2)	3.1%	2.1%	2.6%	5.9%	9.6%	3.7%
Compensation, benefits and profit share less Acquisition-related compensation expense / Total net revenues and other income	51.0%	40.3%	46.6%	55.4%	57.6%	51.7%
General, administrative and other expenses / Total net revenues and other income	16.0%	23.1%	18.9%	10.9%	6.7%	13.3%
Non GAAP adjusted net income / Total net revenues and other income	23.4%	25.7%	24.4%	28.2%	29.8%	26.9%
“Effective” tax rate (sum of income taxes, cumulative dividends and tax effect of Acquisition-related compensation expense / sum of adjusted net income, income taxes, cumulative dividends and tax effect of Acquisition-related compensation expense )	23.9%	23.4%	23.7%	17.0%	16.7%	21.1%

(1)	See “Non-GAAP Financial Measures” for further detail.

(2)	Ratios annualized for quarterly and half-yearly information

GLG Partners, Inc.
Share Count Reconciliation: GAAP Weighted Average Fully Diluted Shares to
Non GAAP Weighted Average Fully Diluted Share Count
(Share count in thousands)

	1H 2008	1H 2007	2Q 2008	1Q 2008	2Q 2007
Outstanding
Common stock (including Treasury Stock)(1)	236,799	161,095	236,799	236,764	161,095
Unvested shares	8,882	10,468	8,882	10,675	10,468

Total issued and outstanding common stock	245,681	171,563	245,681	247,439	171,563
FA Sub 2 Limited Exchangeable Shares	58,905	58,905	58,905	58,905	58,905
Warrants	54,485	—	54,485	54,485	—

Weighted Average Outstanding
Common stock (excluding Treasury Stock)	211,327	135,712	211,454	211,167	135,712
Unvested shares	9,843	10,468	9,068	10,652	10,468
FA Sub 2 Limited Exchangeable Shares	58,905	58,905	58,905	58,905	58,905
Warrants	55,307	—	54,485	56,097	—

GAAP Weighted Average Fully Diluted Share Count
Common stock (excluding Treasury Stock)	211,327	135,712	211,454	211,167	135,712
Unvested shares	—	—	—	—	—
FA Sub 2 Limited Exchangeable Shares	—	58,905	—	—	58,905
Warrants	—	—	—	—	—

Total	211,327	194,617	211,454	211,167	194,617

Non GAAP adjustments to weighted average fully diluted share count (in thousands)
Common stock:
GAAP weighted average fully diluted share count	211,327	135,712	211,454	211,167	135,712
add: unvested shares issued pursuant to our equity participation plan, Restricted Stock Plan and LTIP on which dividends will be paid	36,048	35,851	36,085	36,272	35,851
add: impact on weighted average fully diluted shares outstanding in each period of including 69.8 million shares of Freedom common stock from January 1, 2006 instead of November 2, 2007	—	69,800	—	—	69,800

Non GAAP weighted average fully diluted share count	247,375	241,363	247,539	247,439	241,363

FA Sub 2 Limited Exchangeable Shares:
GAAP weighted average fully diluted share count	—	58,905	—	—	58,905
add: inclusion of FA Sub 2 Limited Exchangeable Shares as dilutive under non GAAP	58,905	—	58,905	58,905	—

Non GAAP weighted average fully diluted share count	58,905	58,905	58,905	58,905	58,905

Warrants:
GAAP weighted average fully diluted share count	—	—	—	—	—
add: inclusion of weighted average warrants as dilutive under non-GAAP(2)(3)	15,959	33,625	8,169	22,139	33,625

Non GAAP weighted average fully diluted share count outstanding	15,959	33,625	8,169	22,139	33,625

Non GAAP, Weighted Average Fully Diluted Share Count(2),(3)
Common stock	247,375	241,363	247,539	247,439	241,363
FA Sub 2 Limited Exchangeable Shares	58,905	58,905	58,905	58,905	58,905
Warrants	15,959	33,625	8,169	22,139	33,625

Total	322,239	333,893	314,613	328,483	333,893

Equity Market Capitalization (US$ in Thousands)
Common equity market capitalization(4)	$2,375,771	$—	$2,375,771	$3,636,305	$—
Warrant market capitalization	108,425	—	108,425	247,905	—

Total equity capitalization(4)	$2,484,196	$—	$2,484,196	$3,884,210	$—

(1)	Represents stock held by GLG subsidiaries to be delivered in respect of future service obligations of equity participation plan participants.

(2)	Reflects weighted average diluted shares outstanding eligible to receive common dividends or the equivalent plus diluted warrants outstanding under the treasury stock method

(3)	Uses the November 2, 2007, the date the Freedom transaction closed, price of $13.70 and share count of 230,467,891 for all prior periods.

(4)	Assumes conversion of FA Sub 2 Limited Exchangeable Shares

GLG
Composition of Assets Under Management and Net Flows Supplement
(US$ in millions)

	As of June 30,			Qtr on Qtr % Change		As of March 31,			As of Dec 31,
			YOY					YOY			YOY
	2008	2007	% Change	Q2 2008	Q2 2007	2008	2007	% Change	2007	2006	% Change
Alternative strategy	$17,772	$12,826	38.6%	(7.8%)	14.5%	$19,267	$11,200	72.0%	$18,833	$10,410	80.9%
Long-only	4,684	4,432	5.7%	10.1%	14.2%	4,254	3,882	9.6%	4,774	3,815	25.1%
Internal FoHF	2,191	1,627	34.6%	(1.9%)	16.0%	2,233	1,403	59.1%	2,318	1,261	83.9%
External FoHF	691	599	15.3%	6.1%	4.2%	651	575	13.2%	598	568	5.4%

Gross Fund-Based AUM	25,337	19,484	30.0%	(4.0%)	14.2%	26,404	17,060	54.8%	26,523	16,053	65.2%

Managed accounts	2,110	1,843	14.5%	(11.5%)	31.8%	2,385	1,398	70.6%	2,357	1,233	91.2%
Cash	448	194	130.9%	29.1%	(1.5%)	347	197	76.1%	206	310	(33.5%)

Total Gross AUM	27,895	21,522	29.6%	(4.3%)	15.4%	29,136	18,655	56.2%	29,086	17,596	65.3%

Less: internal FoHF investments in GLG Funds	(2,047)	(1,642)	24.7%	(7.7%)	19.7%	(2,217)	(1,372)	61.6%	(2,331)	(1,268)	83.9%
Less: external FoHF investments in GLG Funds	(50)	(56)	(10.7%)	(2.0%)	5.7%	(51)	(53)	(3.8%)	(53)	(49)	8.9%
Less: alternatives fund-in-fund investments	(2,130)	(1,239)	71.9%	(4.1%)	8.2%	(2,221)	(1,145)	94.1%	(2,090)	(1,125)	85.8%

Net AUM	$23,668	$18,585	27.4%	(4.0%)	15.5%	$24,646	$16,085	53.2%	$24,612	$15,154	62.4%

	Three Months Ended June 30,		Trailing 12 Months Ended June 30,		Three Months Ended March 31,		Six Months to June 30,
	2008	2007	2008	2007	2008	2007	2008	2007
Opening Net AUM	$24,646	$16,085	$18,585	$13,467	$24,612	$15,154	$24,612	$15,154
Inflows (net of redemptions)	(629)	1,509	4,698	1,911	767	9	138	1,518
Performance (gains net of losses and fees)	(269)	848	(1,128)	2,762	(1,549)	845	(1,818)	1,693
Currency translation impact (non-US$ AUM expressed in US$)	(80)	143	1,513	445	816	77	736	220

Closing Net AUM	$23,668	$18,585	$23,668	$18,585	$24,646	$16,085	$23,668	$18,585

% of Opening Net AUM
Net Fund-based inflows (net of redemptions)	(2.6%)	9.4%	25.3%	14.2%	3.1%	0.1%	0.6%	10.0%
Net Fund-based performance (gains net of losses and fees)	(1.1%)	5.3%	(6.1%)	20.5%	(6.3%)	5.6%	(7.4%)	11.2%
Note: Performance as a percentage of opening net AUM is based on both opening AUM and inflows and outflows during the period and can be influenced by heavy inflows or outflows.